CIENA CORPORATION
AMENDED AND RESTATED INCENTIVE BONUS PLAN

Article 1
Purpose and Applicability

1.1    Name/Date. Ciena Corporation, a Delaware corporation (the “Company”) has adopted the Ciena Corporation Amended and Restated Incentive Bonus Plan (the “Plan”), effective as of December 15, 2011.
1.2    Purpose. The Company sponsors the Plan in order to foster its profitable growth and to promote a “pay-for-performance” culture by rewarding employees for achieving results critical to the Company's short-term and long-term success, as measured by the accomplishment of assigned performance goals at the corporate, functional and/or individual levels.
1.3    Applicability. The Plan will be applicable to and for Bonus Periods beginning on October 30, 2011.
Article 2
Definitions

2.1    “Actual Bonus Payable” means the amount, if any, actually paid to a Participant for a Bonus Period, which amount may be equal to, greater than or less than the Target Bonus, as determined in the sole discretion of the relevant manager of such Participant (as approved by Company management, up to the functional senior vice president), based upon the Participant's achievement of assigned Individual Performance Goals for the Bonus Period.
2.2    “Base Salary” means the annual base salary payable to a Participant at the rate in effect as of the last day of a Bonus Period. Base Salary shall not be reduced for any salary reduction contributions (i) to deferred arrangements under Section 401(k) of the Code, (ii) to a cafeteria plan under Section 125 of the Code, or (iii) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.
2.3    “Bonus Award” means the award of an incentive cash bonus to a Participant under the Plan, with the actual amount awarded, if any, being the “Actual Bonus Payable.”
2.4    “Bonus Period” means any Company fiscal period with respect to which the Committee determines that a Bonus Award will be payable in accordance with the terms of the Plan.
2.5    “CEO” means the Chief Executive Officer of the Company.
2.6    “Committee” means the Compensation Committee of the Board of Directors of the Company.
2.7    “Corporate Performance Goals” means specific financial or non-financial measures of performance of the Company or a function or operating unit of the Company as determined by the Committee for each Bonus Period, which measures may consist of a range. The meeting of all or a portion of the Corporate Performance Goals is a condition for the payment of Bonus Awards for each Bonus Period.
2.8    “Eligible Employee” means, for each Bonus Period, a person who:

(a)
is regularly employed by the Company or a Subsidiary on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or a Subsidiary on a part-time basis;

(b)	has been employed by the Company or a Subsidiary for either (i) the entire Bonus Period, if the Bonus Period is a fiscal quarter or (ii) at least the last full fiscal quarter of the Bonus Period, if the Bonus Period is a half or full fiscal year;

(c)
is employed by the Company or a Subsidiary on the last day of the Bonus Period (including a person who is on authorized leave from the Company or a Subsidiary under applicable company policy on the last day of the Bonus Period);

(d)	is not eligible for the payment of sales commissions or to participate under a similar cash incentive arrangement put forth by a Subsidiary; and

(e)	has not engaged in conduct that the Committee determines to be against the best interests of the Company.
2.9    “Executive Officer” means an employee who serves or has served as an Executive Officer of the Company (as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) during a Bonus Period.
2.10    “Funded Bonus Pool” means the aggregate amount of Bonus Awards actually to be paid for the relevant Bonus Period, if any.
2.11    “Individual Performance Goals” means specific measures of performance expected of each Participant as assigned and assessed by the relevant Company managers for each Bonus Period. The meeting of all or a portion of the Individual Performance Goals is a condition for Participant's receipt of a Bonus Award for the applicable Bonus Period.
2.12    “Participant” means an Eligible Employee who the Committee designates to be a Participant for the applicable Bonus Period in accordance with Article 3.
2.13    “Subsidiary” means any corporation or other entity (a) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock, (b) over which the Company has effective operating control, or (c) in which the Company has a material interest as determined by the Committee.
2.14    “Target Bonus” means each Participant's targeted Bonus Award amount, expressed as a percentage of each Participant's Base Salary corresponding to his or her position or salary grade level in effect as of the last day of a Bonus Period, based on an assumed achievement of 100% of the Corporate Performance Goal(s) established by the Committee for the applicable Bonus Period.
2.15    “Total Target Bonus” means the total targeted amount of Bonus Awards for each Bonus Period, as determined by the Committee.
Article 3
Designation of Participants
3.1    For each Bonus Period, the Committee shall designate the Participants under the Plan. Designation of a person as an Eligible Employee, or a Participant for any Bonus Period, shall not bind the Committee to designate such person as a Participant in any future Bonus Period and such person shall have no claim or entitlement to compensation arising from his or her not participating in the Plan in any prospective Bonus Periods.
Article 4
Establishment of Performance Goals
4.1    For each Bonus Period, the Committee shall establish in writing:
4.1.1    The Total Target Bonus;
4.1.2    The Corporate Performance Goal(s); and
4.1.3    Any formulae for calculating the Funded Bonus Pool, including application of any performance factors or multipliers and any adjustments for over-achievement or under-achievement of the

Corporate Performance Goal(s).
4.2    In determining whether, and to what extent, the Company has met the Corporate Performance Goal(s) for a Bonus Period, the Committee shall determine, in its discretion, the nature and amount of any adjustments that should be made in order reasonably and equitably to reflect the intent and purpose of the Plan.
4.3    For each Bonus Period, the officers of the Company shall direct the relevant managers of Participants to establish Individual Performance Goals for each Participant.
Article 5
Determination of Bonus Awards
5.1    Evaluation of Performance Against Corporate Performance Goal(s). As soon as practicable after the end of each Bonus Period, the Committee shall determine whether and to what extent the Corporate Performance Goal(s) for the Bonus Period were achieved and, if so, at what level of achievement under the formulae established for the Bonus Period.
5.2    Approval of Funded Bonus Pool. If the Committee determines that one or more of the Corporate Performance Goals has been achieved, the Committee shall approve the amount of the Funded Bonus Pool in accordance with the relevant calculation for the Bonus Period and authorize the relevant officers of the Company to approve the payment of Bonus Awards corresponding to the level of achievement of the Individual Performance Goals for each Participant as set forth in Section 5.3 below.
5.3    Determination of Actual Bonus Payable. Based upon the level of achievement of the Individual Performance Goals established for each Participant, as determined in the sole discretion of each Participant's relevant manager (as approved by Company management, up to the functional senior vice president), Participants shall be eligible to receive a Bonus Award to be paid from the Funded Bonus Pool, if any. The Actual Bonus Payable to any Participant, if any, shall be determined in the sole discretion of the Participant's manager (as approved by Company management, up to the functional senior vice president) and may be equal to, greater than or less than the Target Bonus for the Participant. Except as determined by the Committee, however, the aggregate Actual Bonus Payable to all Participants in a Bonus Period shall not exceed the Funded Bonus Pool. For the avoidance of doubt, and notwithstanding any Funded Bonus Pool for a Bonus Period, a Participant's Actual Bonus Payable for that Bonus Period may be zero, as determined in the sole discretion of the Participant's manager (as approved by Company management, up to the functional senior vice president) based upon the level of achievement of the Individual Performance Goals established for such Participant.
Article 6
Vesting and Payment of Bonus Awards
6.1    For any Bonus Period, Bonus Awards shall be payable to a Participant who remains an Eligible Employee throughout the Bonus Period, even if the Participant has ceased to be an employee of the Company or a Subsidiary on the payment date for the Bonus Award. Any Bonus Award payable to a Participant shall be made no later than March 15 of the year following the end of the applicable Bonus Period.
6.2    Except to the extent the Participant is or becomes ineligible to receive a Bonus Award pursuant to Section 6.1 or otherwise, the Funded Bonus Pool (including any Bonus Awards payable thereunder in accordance with this Plan) shall be immediately and fully vested upon the Committee's authorization of the Funded Bonus Pool and payment of awards therefrom for the applicable Bonus Period. In general, Bonus Awards shall be paid to Participants within a reasonable time after the Committee's authorization of such awards.
6.3    Bonus Awards shall be payable solely from the general assets of the Company and its Subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any Subsidiary in respect of Bonus Awards.
Article 7
Recoupment of Bonus Awards

7.1    In the event that the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct, then the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any Bonus Awards paid under this Plan during the three-year period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material non-compliance.
Article 8
No Assignment
8.1    Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant's death, to the Participant's heirs) in accordance with the terms hereof. No Bonus Award, nor any part thereof, and no right or claim to any of the monies payable pursuant to this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual payment and delivery of said amount to the Participant and any attempted assignment or other encumbrance or attachment, garnishment, execution or levy shall be of no force or effect, except as otherwise provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant's guardian or legal representative.
Article 9
Administration and Authority
9.1    Administration. Unless otherwise determined by the Company's Board of Directors, and except as otherwise provided herein, the Committee shall administer the Plan.
9.2    Powers. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the sole powers and discretionary authority:
9.2.1    to designate the Participants for each Bonus Period;
9.2.2    to establish the Total Target Bonus for each Bonus Period;
9.2.3    to establish the Corporate Performance Goal(s) for each Bonus Period;
9.2.4    to establish any formulae for calculating the Funded Bonus Pool for each Bonus Period;
9.2.5    to approve Target Bonus percentages for the CEO and the Executive Officers;
9.2.6    to adopt, amend and rescind rules for the administration of the Plan and to prescribe any forms required to administer the Plan; and
9.2.7    to decide all questions and settle all controversies and disputes that may arise in connection with the Plan.
9.3    Actions of the Company. No Participant shall receive a Bonus Award under this Plan unless the Company has determined in its discretion that the Participant is entitled to the same. All determinations, interpretations, rules, and decisions of the Committee, the Company, the CEO or their delegates shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
9.4    Delegation. The Committee shall have the power to delegate such specific duties and responsibilities under the Plan to the CEO as it may determine to be necessary or desirable. Any delegation by the Committee may allow further delegations by the CEO. The Committee may rescind any delegation at any time. Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. Notwithstanding the foregoing, nothing in this Section 9.4 shall permit the Committee to delegate any duties or responsibilities under the Plan to the CEO with respect to the Executive Officers.
Article 10
Miscellaneous
10.1    Employment and Plan Rights. The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 5.
10.2    Amendment and Termination. The Company may amend or terminate the Plan, in full or in part, at any time and from time to time, provided that no such amendment or termination shall adversely affect the rights of any Participant to any Bonus Award previously earned or paid.
10.3    Nonalienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.
10.4    Tax Withholding. The Company shall withhold any applicable income or employment taxes that are required to be withheld from any Bonus Awards provided under this Plan.
10.5    Limitation on Liability. The Company does not guarantee benefits payable under any insurance coverage described or referred to herein, and any benefits thereunder shall be the exclusive responsibility of the insurer that is required to provide such benefits under such policy.
10.6    Assignment to Successor. The Company shall assign its rights and obligations under this Plan to any successor organization resulting from a merger, acquisition or affiliation involving the Company, or resulting from a sale of substantially all of the Company's assets.
10.7    Controlling Law. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).
10.8    Savings Clause. If the Participant is a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, and an amount payable under this Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then such Payments shall not be made until the earlier of the Participant's death or six months and one day after the Participant's last day of employment.